UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2013

Analog Devices, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	1-7819	04-2348234
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Technology Way, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2013, the Board of Directors of Analog Devices appointed Vincent Roche as President and Chief Executive Officer of Analog Devices, and elected him to the Board of Directors of the Company. Mr. Roche, 53, has served as the Company’s President since November 2012 and has served as the Company’s interim Chief Executive Officer since March 29, 2013 following the death of Jerald G. Fishman. Previously, Mr. Roche was the Company’s Vice President, Sales and Strategic Market Segments Group from 2009 to November 2012, was the Company’s Vice President, Worldwide Sales from 2001 to 2009. There are no reportable family relationships or related person transactions involving Analog Devices and Mr. Roche.
In connection with his appointment, commencing on May 6, 2013, the Compensation Committee approved an annual base salary for Mr. Roche of $715,000, and established his annual bonus target percentage under the Analog Devices executive bonus plan at 150% of his annual base salary. In addition, the Company will grant Mr. Roche (i) non-qualified stock options to purchase Analog Devices common stock valued at $750,000 at an exercise price equal to the closing price of Analog Devices common stock on the grant date, and (ii) restricted stock units (RSUs) valued at $750,000. The dollar value of each award will be converted to shares on or prior to the grant date. Each award will be granted on June 17, 2013 (or the next succeeding day that NASDAQ is open) pursuant to the Company’s 2006 Stock Incentive Plan, and will be subject to the standard terms and conditions of the Company’s form of stock option and restricted stock unit agreements, previously filed.
A copy of the press release announcing Mr. Roche’s appointment is filed with this Report as Exhibit 99.1.

Item 9.01.      Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 6, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2013	ANALOG DEVICES, INC.
	By:	/s/ David A. Zinsner
David A. Zinsner
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 6, 2013